Exhibit 3.6

AMENDMENT NO. 3

TO

THE OPERATING AGREEMENT

OF

LAZARD GROUP LLC

This AMENDMENT NO. 3 (this “Amendment”) to the Operating Agreement of Lazard Group LLC, a Delaware limited liability company, dated as of May 10, 2005, as amended by Amendment No. 1 dated as of December 19, 2005 and by Amendment No. 2 dated as of May 7, 2008 (such agreement, as so amended, the “Operating Agreement”), is entered into as of April 27, 2010.

WHEREAS, the Lazard Board (such term and all other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Operating Agreement), each Managing Member, the Lazard Ltd Board and the Lazard Ltd Nominating Committee desire to amend the Operating Agreement as set forth in this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

1. AMENDMENTS.

(a) Section 1.01 of the Operating Agreement is hereby amended by (i) deleting the definition of “Lazard Ltd Board” and (ii) inserting the following in place thereof:

““Lazard Ltd Board” means the Board of Directors of Lazard Ltd.”

(b) Section 3.02(d) of the Operating Agreement is hereby amended by deleting the last sentence in its entirety.

(c) Section 3.02(f) of the Operating Agreement is hereby amended by deleting the proviso in its entirety.

(d) Section 3.02(h) of the Operating Agreement is hereby amended by deleting the last sentence its entirety.

(e) Section 3.02(i) of the Operating Agreement is hereby amended by deleting the last sentence its entirety.

(f) Section 3.03(b) of the Operating Agreement is hereby amended by (i) deleting the first sentence its entirety and (ii) inserting the following in place thereof:

“Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or retire, but any officer may be removed from office with or without cause at any time by the Lazard Board or, except in the case of an officer or agent elected by the Lazard Board, by the Chairman of the Board or Chief Executive Officer.”

(g) Section 3.03(n) of the Operating Agreement is hereby amended by (i) deleting the first sentence its entirety and (ii) inserting the following in place thereof:

“Any officer elected, or agent appointed, by the Lazard Board may be removed by the affirmative vote of a majority of the Lazard Board then in office with or without cause.”

2. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of, all parties to the Operating Agreement and their respective successors and assigns.

3. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4. INVALIDITY OF PROVISIONS. If any provision of this Amendment is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Amendment shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives, and the validity or enforceability of any other provision hereof shall not be affected thereby.

5. AGREEMENT IN EFFECT; EFFECTIVENESS. Except as hereby amended, the Operating Agreement shall remain in full force and effect. This Amendment shall be effective as of the date first written above.

6. GOVERNING LAW. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned, acting pursuant to the power of attorney provided for by Section 10.10 of the Operating Agreement and the resolutions of (i) the Lazard Board adopted on February 23, 2010, (ii) each Managing Member adopted on April 27, 2010, (iii) the Lazard Ltd Nominating Committee adopted on February 22, 2010 and (iv) the Lazard Ltd Board adopted on February 23, 2010, has duly executed this Amendment on behalf of all Members as of the date first written above.

by

/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: General Counsel